EXHIBIT 99.1	Company Contacts: Laura Plude Chief Financial Officer 802‑476‑2208 Kurt Swenson Chairman & CEO (603) 225-8397 www.RockofAges.com
Rock of Ages FOR IMMEDIATE RELEASE

Rock of Ages Reports Narrower First Quarter Loss

On Higher Revenue From Continuing Operations

BARRE, VERMONT, April 29, 2008 . . . Rock of Ages Corporation (NASDAQ:ROAC) announced today that revenue from continuing quarrying and manufacturing operations for the first quarter of 2008 increased 6% to $8,390,000 from $7,947,000 for the first quarter of 2007, as a 17% increase in quarry revenue more than offset a 6% reduction in manufacturing revenue.  The loss from continuing operations narrowed to $3,163,000, or $0.43 per share, compared to a loss from continuing operations for the first quarter of 2007 of $3,808,000, or $0.52 per share.  Including discontinued retail operations, the net loss decreased 50% to $3,305,000, or $0.45 per share, for the first quarter of 2008 compared to a net loss of $6,552,000, or $0.89 per share, for the same period a year earlier.  The Company noted that it has always reported a loss in the first quarter due to the seasonal nature of its business.

For the three months ended March 29, 2008, quarry revenue increased to $4,669,000 compared to $3,989,000 for the first quarter of 2007.  The quarry segment operating loss narrowed to $1,099,000 compared to an operating loss of $1,836,000 a year earlier, reflecting higher sales and reduced operating expenses.

Manufacturing revenue for the first quarter of 2008 was $3,721,000, which included sales of $466,000 to the Company's formerly owned retail outlets.  This compares to manufacturing revenue of $3,958,000 for the first quarter of 2007, which excluded sales of $619,000 to the Company's formerly owned retail outlets.  The reduction in manufacturing shipments resulted from difficult winter weather conditions in March, and is the principal reason for the reported increase in the manufacturing segment's operating loss to $650,000 for this year's first quarter compared to a loss of $196,000 for the first quarter of 2007.  Manufacturing backlog at March 29, 2008 was approximately $840,000 higher than a year earlier.

"We are pleased with the improved results in our quarry operations in the first quarter of 2008, which positions us to deliver the solid improvement in that group we anticipate for the year as compared to 2007," Company Chairman and Chief Executive Officer Kurt Swenson said.  "Despite the slower start in our manufacturing operations, based on the increase in backlog we also continue to expect improved results for the year as a whole compared to 2007."

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Unallocated corporate overhead decreased to $1,287,000 for the first quarter of 2008 versus $1,352,000 for the same period of 2007.  Because audit and related fees are disproportionately incurred in the first quarter, the Company expects lower quarterly unallocated corporate overhead expenses for the balance of 2008.  Additionally, while the transition of the Company's former Vice President and General Counsel into private practice as outside general counsel resulted in higher legal fees in the first quarter, those fees are expected to decline in future quarters.  "We remain confident that our unallocated corporate overhead for 2008 will be approximately $3.8 million, or $1.4 million less than in 2007," said Swenson.

Interest expense has been allocated to discontinued operations in the amounts of $23,000 for the first quarter of 2008 and $150,000 for 2007.  Total interest expense decreased 39% for the first quarter as compared to last year, reflecting debt repayments in January 2008 from the proceeds of the sale of the retail division and decreased interest rates.  Total interest bearing debt at March 29, 2008 was $24.3 million, down $5.5 million, or 19%, from $29.8 million at December 31, 2007, and down $9.9 million, or 29%, from $34.2 million at December 31, 2006.

Under the five-year Financing Agreement entered into with CIT in October 2007, the Company is no longer required to make principal payments on its term loan until October 2012, since the application of a portion of the proceeds of the sale of the retail division brought term debt below $17.5 million and triggered the termination of required principal payments.  As a result, no portion of the CIT term debt is classified as current. The Company has the right to make voluntary prepayments of the principal of the term debt.

"As a result of the seasonal nature of our business, borrowings under our line of credit are at their highest in the first and second quarters.  We expect to see our borrowings under the line of credit decrease as the year progresses," Swenson added.

About Rock of Ages
Rock of Ages (www.RockofAges.com) is the largest integrated granite quarrier and manufacturer of finished granite memorials and granite blocks for memorial use in North America.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations, estimates and projections about our business or expected events based, in part, on assumptions made by management.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual events, results or outcomes may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the challenge of successfully implementing our strategic plan intended to enhance our overall profitability; unanticipated overhead or other expenses; and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports including, but not limited to, the risks discussed in the Company's Annual Report on Form 10-K for the period ended December 31, 2007.   Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

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ROCK OF AGES CORPORATION
Consolidated Statements of Operations
(In thousands except per share amounts) (Unaudited)

	Three Months Ended
	Mar. 29,	Mar. 31,
	2008	2007

Net revenue
Quarry	$ 4,669	$ 3,989
Manufacturing	3,721	3,958
Total net revenue	8,390	7,947

Cost of goods sold
Quarry	5,159	5,099
Manufacturing	3,365	3,226
Total cost of goods sold	8,524	8,325

Gross profit
Quarry	(490)	(1,110)
Manufacturing	356	732
Total gross profit	(134)	(378)

Selling, general and administrative expenses
Quarry	609	726
Manufacturing	1,006	928
Total SG&A expenses	1,615	1,654

Divisional operating loss
Quarry	(1,099)	(1,836)
Manufacturing	(650)	(196)
Divisional operating loss	(1,749)	(2,032)

Unallocated corporate overhead	1,287	1,352
Other income, net	(64)	(34)
Loss from continuing operations before interest and taxes	(2,972)	(3,350)

Interest expense	357	470

Loss from continuing operations before taxes	(3,329)	(3,820)

Income tax benefit	(166)	(12)

Loss from continuing operations	(3,163)	(3,808)

Loss from discontinued operations	(142)	(2,744)

Net loss	$ (3,305)	$ (6,552)

Per share information:
Loss from continuing operations	$ (0.43)	$ (0.52)
Discontinued operations	(0.02)	(0.37)
Net loss per share - basic and diluted	$ (0.45)	$ (0.89)

Weighted average number of common
shares outstanding - basic and diluted	7,416	7,399

ROCK OF AGES CORPORATION
Consolidated Balance Sheets
($ in thousands, except per share amounts) (Unaudited)

	Mar. 29,	Dec. 31,
Assets	2008	2007

Current assets:
Cash and cash equivalents	$ 1,121	$ 1,961
Trade receivables, net	10,683	11,713
Inventories	21,269	21,680
Other current assets	1,828	1,867
Assets of discontinued operations	--	14,266
Total current assets	34,901	51,487

Property, plant and equipment, net	31,525	31,786
Cash surrender value of life insurance	186	186
Intangibles, net	722	383
Goodwill	387	387
Long term investments	152	242
Other	189	174
Total assets	$ 68,062	$ 84,645

Liabilities and Stockholders' Equity

Current liabilities:
Borrowings under line of credit	$ 9,637	$ 10,498
Current installments of long-term debt	41	5,191
Current installments of retirement benefits	570	584
Trade payables	1,483	1,794
Accrued expenses	1,657	2,303
Customer deposits	980	747
Liabilities of discontinued operations	--	6,748
Total current liabilities	14,368	27,865

Long-term debt, excluding current installments	14,664	14,158
Salary continuation	5,442	5,531
Accrued pension cost	3,761	3,668
Other	2,962	2,897
Deferred tax liability	53	55
Total liabilities	41,250	54,174

Stockholders' equity:
Preferred stock $0.01 par value. Authorized 2,500,000
shares; issued and outstanding no shares	--	--
Common stock Class A, $0.01 par value. Authorized 30,000,000
	shares; 4,808,842 and 4,677,467 shares issued and outstanding
as of March 29, 2008 and December 31, 2007, respectively	48	47
Common stock Class B, $0.01 par value. Authorized 15,000,000
	shares; 2,607,221 and 2,738,596 shares issued and outstanding
as of March 29, 2008 and December 31, 2007, respectively	26	27
Additional paid-in capital	65,660	65,657
Accumulated deficit	(36,657)	(33,352)
Accumulated other comprehensive loss	(2,265)	(1,908)
Total stockholders' equity	26,812	30,471
Total liabilities and stockholders' equity	$ 68,062	$ 84,645